Exhibit 21

Lucent Technologies do Brasil Indústria e Comércio Ltda.	Brazil
Lucent Technologies Treasury Services	Ireland
Lucent Technologies (China) Co., Ltd.	P.R.C.
Ascend Communications, Inc.	US
Bell Laboratories, Inc.	US
First Beacon Insurance Company	US
LTI NJ Finance LLC	US
Lucent Asset Management Corporation	US
Lucent Technologies Integrated Solutions Inc.	US
Lucent Technologies GRL LLC	US
Lucent Technologies International Inc.	US
Lucent Technologies World Services Inc.	US
New Jersey Nanotechnology Consortium LLC	US
Western Electric Company, Incorporated	US